UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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AMARIN CORPORATION PLC

(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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77 Sir John Rogerson’s Quay, Block C

Grand Canal Docklands, Dublin 2, Ireland

(Registered in England & Wales under Company No. 2353920)

SUPPLEMENT TO THE PROXY STATEMENT FOR THE

2022 ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 27, 2022 AT 3:00 P.M. (LOCAL DUBLIN TIME)

The purpose of this supplement to the proxy statement of Amarin Corporation plc, filed with the Securities and Exchange Commission on May 24, 2022 (the “Proxy Statement”), relating to our 2022 Annual General Meeting of Shareholders to be held on June 27, 2022 (the “2022 Annual General Meeting”) is to clarify potential misunderstanding we have identified as to the wording and certain inconsistency of language in the Proxy Statement. For the sake of absolute clarity, in light of inconsistent statements in the Proxy Statement concerning voting standards for “ordinary resolutions,” note that abstentions will have no effect on the vote outcome of any such ordinary proposals at the 2022 Annual General Meeting, including Proposal 7 regarding the adoption of an amendment to the Company’s 2020 Stock Incentive Plan (the “Plan Amendment”). This supplement therefore only applies to and clarifies the description of the voting standard applicable to Proposal 7, as incorrectly described on pages 4 and 21 of the Proxy Statement. Consistent with the Companies Act, our Articles of Association and our usual tabulation practices, the outcome for all ordinary resolutions will be determined by a majority of votes cast and such outcomes will therefore not be impacted by any abstentions.

Accordingly, the first full paragraph on page 4 is updated as follows:

“Proposal No. 7—Approval of an amendment to the Company’s 2020 Stock Incentive Plan. This proposal will be approved if (i) on a show of hands, a majority of shareholders present in person or by proxy and voting on the proposal vote in favor of the resolution or (ii) on a poll, a majority of the shares present at the meeting in person or by proxy and voting on the proposal are voted in favor of the resolution. As a result, abstentions and broker non-votes will have no effect on the vote outcome.”

In addition, the paragraph under the heading “Vote Required” on page 21 is updated as follows:

“This proposal will be approved if (i) on a show of hands, a majority of shareholders present in person or by proxy and voting on the proposal vote in favor of the resolution or (ii) on a poll, a majority of the shares present at the meeting in person or by proxy and voting on the proposal are voted in favor of the resolution. As a result, abstentions and broker non-votes will have no effect on the vote outcome.”

As noted elsewhere in the Proxy Statement and consistent with the Companies Act and our Articles of Association, the standard for approval of an ordinary resolution is a majority of the votes cast, and, under the Companies Act and our Articles of Association, abstentions are not considered votes cast.

This supplement is being filed to confirm the voting standard as described above, including that abstentions will not have the same effect as voting AGAINST Proposal 7 for approval of the Plan Amendment, which was unclear due to a scrivener’s error identified by management and our proxy solicitor while reviewing vote tabulations to date in the unmodified version of the Proxy Statement.

We issue this supplement to clarify and avoid any confusion and investors should contact our proxy solicitor, Okapi Partners LLC, at 1-844-343-2625 with any inquiries regarding this supplement or otherwise in connection with the 2022 Annual General Meeting.

In light of these clarifications, the Instruction Date for instructions from the ADS holders has been extended such that instructions must be sent to the Depositary so that the instructions are received by no later than 10:00 a.m. New York time on June 22, 2022.

This supplement should be read in conjunction with the Proxy Statement, and does not change the proposals to be acted upon at the 2022 Annual General Meeting, which are described in the Proxy Statement, or the other information in the Proxy Statement. Defined terms used but not defined herein are as defined in the Proxy Statement.

The date of this supplement to the proxy statement is June 17, 2022